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                                                                    EXHIBIT 10.2


                               AMENDMENT NO. 1 TO

                              EMPLOYMENT AGREEMENT



         THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the "Amendment") is made effective as of January 18, 2001 (the "Effective Date") by and between RemedyTemp, Inc., a California corporation ("Remedy" or the "Company"), and Paul
W. Mikos ("Mikos"), with reference to the following facts:

         A. Remedy and Mikos are parties to that certain Employment Agreement dated May 2, 1999 (the "Employment Agreement").

         B. To reflect the Board of Directors' appointment of Mikos as Chairman of the Board of Directors of Remedy and to incorporate other modifications, Remedy and Mikos now mutually desire to effect certain amendments to the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and such other good and valuable consideration, the parties hereto agree as follows:

         Except as hereinafter provided, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

1.       AMENDMENTS TO THE EMPLOYMENT AGREEMENT.

         The following portions of the Employment Agreement are amended as follows:

         1.1. The entire Section 1 of the Employment Agreement entitled "EMPLOYMENT SERVICES AND DUTIES" is hereby deleted and the following is substituted in its place:

                  "1.      EMPLOYMENT SERVICES AND DUTIES

         The Company shall employ and retain the services of Mikos, on an at-will basis, as its Chairman of the Board of Directors (the "Board"). Mikos' duties and obligations as Chairman shall be to perform such duties and services as the Board or the Company's Chief Executive Officer ("CEO") may from time to time assign, either directly or by delegated authority, including, but not limited to, implementing the policies and strategies determined by the Board or CEO. Mikos agrees to perform his duties faithfully, to the best of his ability and in the best interests of the Company, to preserve and protect the confidential information of the Company, and to perform his duties as requested by the Board or CEO. As Chairman, Mikos shall report directly to the Board."

         1.2 The entire Section 2 of the Employment Agreement entitled "TERM OF EMPLOYMENT" is hereby deleted and the following is substituted in its place:

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                  "2.      TERM OF EMPLOYMENT

         Subject to the terms and conditions of this Agreement, the Company shall employ Mikos, and Mikos shall serve as Chairman of the Company, for the period of time commencing January 18, 2001 and ending on May 1, 2002 (the "Employment Period")."

         1.3 Only the introductory language preceding Section 3(a) of the Employment Agreement entitled "COMPENSATION TERMS" is hereby deleted and the following is substituted in its place, with the remaining provisions of Section 3 not amended and remaining in effect:

                  "3.      COMPENSATION TERMS

The Company shall compensate Mikos for his services rendered as Chairman under this Agreement as follows:"

         1.4 Only the introductory language preceding Section 4(a) and the language contained in SubSection 4(a), of Section 4 entitled "TERMINATION AND SEVERANCE PACKAGE," is hereby deleted and the following is substituted in their place with the remaining provisions of Section 4 not amended and remaining in effect:

                  "The Board may terminate Mikos' employment with the Company, with or without cause, at any time upon notice to Mikos; provided however, that for the period of time from January 18, 2001 until April 17, 2001 the Board may only terminate Mikos' employment with the Company "for cause," as defined below. Mikos may terminate his employment with the Company at any time upon notice to the Board. Upon the termination of Mikos' employment by the Company or by Mikos, the Company shall provide Mikos with the following severance package, provided Mikos agrees to the following terms:

                  (a) Mikos shall receive $1.8 Million, payable in Remedy's normal payroll cycles for a period of two (2) years after severance of employment (the "Salary and Bonus Payments"); for a period of three (3) years after severance of employment, the Company shall continue to pay Mikos' health benefits and life and disability insurance premiums then in effect at the time of the severance; the Company shall transfer ownership to Mikos of that certain 2000 Mercedes, 1996 Range Rover and the artwork located in Mikos' office at the Company; and the Company shall provide Mikos with a lump sum of $30,000 for perquisites (collectively, the "Severance Payments"). The Company's obligations to make the Severance Payments shall survive the death of Mikos and inure to the benefit of his heirs. Notwithstanding any provision to the contrary contained herein, if Mikos voluntarily terminates his employment after July 17, 2001, the Salary and Bonus Payments amount shall be reduced on a pro rata basis calculated daily commencing on July 18, 2001 and ending on the last day of the Employment Period, May 1, 2002, for each day that Mikos remains employed. Accordingly, the reduction of the Salary and Bonus Payments during such period shall be $6,250 per day (i.e. $1.8 Million divided by 288 days) for each day that Mikos remains employed. For illustrative purposes only, if Mikos resigned on August 31, 2001, the Salary and Bonus Payments would be $1,518,750, representing $1.8 Million reduced by $281,250 (the product of 45 days x $6,250). Finally, the total amount of Severance Payments shall not exceed one dollar less than such amount that would constitute a


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"parachute payment" as defined in Section 280G under the Internal Revenue Code of 1986, as amended."

2.       TERM.

         The Amendment shall commence on the Effective Date and continue in effect until the expiration or sooner termination of the Employment Agreement.

3.       EFFECT ON EMPLOYMENT AGREEMENT.

         The Amendment shall supersede and replace any inconsistent provisions of the Employment Agreement. Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms. The provisions of the Employment Agreement which are not inconsistent with those of the Amendment shall be incorporated herein by this reference.

4.       GOVERNING LAW.

         The Amendment shall be interpreted and construed under California.

5.       COUNTERPARTS.

         The Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed the Amendment on the date and year first above written.


                                        REMEDYTEMP, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------



                                        ----------------------------------------
                                        Paul W.  Mikos


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